Exhibit 10.9

EMPLOYMENT AGREEMENT

This Agreement (the “Agreement”) is made as of February 11, 2005 by Computer Software Innovations, Inc., a Delaware corporation, (the “Company”), and Thomas P. Clinton (the “Employee”).

R E C I T A L S:

The Company intends to employ the Employee in the capacity and on the terms and conditions set forth herein, and the Employee desires to be employed by the Company on the terms and conditions set forth herein.

In consideration of the premises hereof and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company agrees to employ the Employee during the Term specified in paragraph 2 hereof and the Employee agrees to accept such employment, upon the terms and conditions hereinafter set forth.

2. Term. Subject to the terms and conditions of this Agreement, the Employee’s employment by the Company shall be for a term of three years, commencing on the date hereof and expiring on the close of business on February 10, 2008 (the “Initial Term”). After the expiration of the Initial Term, Employee’s term of employment by the Company shall automatically continue for one-year terms unless and until either party shall give to the other at least thirty (30) days’ advance written notice (“Notice of Termination”) of their intent to terminate employment prior to expiration of the term (the Initial Term and the period, if any, thereafter, during which the Employee’s employment shall continue are collectively referred to as the “Term”). Such Notice of Termination shall specify the date of expiration (which, subject to paragraph 6 hereof, may not be earlier than the end of the Initial Term). The Company shall have the right at any time during any such 30 day notice period to relieve the Employee of his office, duties and responsibilities and to place him on a paid leave-of-absence status; provided, that during such notice period the Employee shall remain an employee of the Company and shall continue to receive his salary and other benefits as provided in this Agreement.

3. Duties and Responsibilities.

(a) Employee shall initially serve as Vice-President of Sales of the Company with day-to-day responsibility and authority for overseeing sales operations, marketing efforts and vendor relationships.

(b) Subject to the authority of the Board of Directors of the Company to modify the duties and responsibilities of Employee, Employee’s powers, duties and responsibilities shall initially consist of such powers, duties and responsibilities reasonably associated with the position of overseeing sales operations, marketing efforts and vendor relationships of a Company of the size and nature of the Company; provided, however, that such duties and responsibilities will not be modified in any manner which is inconsistent with the Employee’s current standing and position with the Company without the prior written consent of the Employee. Notwithstanding anything contained herein to the contrary, the Employee shall not be required to perform any act which would constitute or require the violation of any federal, state or local law, rule, regulation, ordinance or the like.

(c) The Employee shall be employed on a full-time basis by the Company with the expectation of working a forty (40) hour week. During the Term the Employee agrees that he will devote his best efforts and all his skill and ability to the performance of his duties hereunder to generally promote the interests of the Company. During the Term it shall not be a violation of this Agreement for the Employee to serve on civic or charitable boards or committees, to perform speaking engagements, or to manage his personal passive investments, so long as such activities (individually or collectively) do not interfere with the performance of the Employee’s responsibilities as an employee of the Company.

(d) In addition to such services as Employee is required to render to the Company, from time to time, if requested, he shall render similar services to affiliates of the Company; provided that such services can be performed within the forty (40) hour work week described in Paragraph 3(a) above.

(e) The Employee’s services initially shall be performed at 1661 East Main Street, Easley, South Carolina, subject to necessary temporary, travel requirements of the Company. The principal location of Employee’s services shall not be transferred more than thirty (30) miles from the initial location without the Employee’s prior written consent.

4. Compensation; Bonus.

(a) As compensation for services hereunder and in consideration of his agreement not to compete as set forth in paragraph 8 hereof, the Company shall pay the Employee a base salary at the annual rate of $185,000.00. Such base salary shall be paid in equal installments in accordance with the normal payroll policies of the Company, but no less frequently than bi-weekly.

(b) Employee shall be eligible to receive such raises and cash or stock bonuses as the Board shall in its sole discretion, from time to time, determine. Employee shall be entitled to participate on the same basis in any bonus or other incentive programs sponsored by the Company for employees in similar standing and position within the Company.

(c) Additional compensation for those certain Noncompete Covenants (defined herein) is set forth in Paragraph 8(b) hereof.

5. Expenses; Fringe Benefits.

(a) The Company agrees to pay or to reimburse the Employee during the Term for all reasonable, ordinary and necessary business expenses incurred in the performance of his services hereunder in accordance with the policies of the Company as are from time to time in effect. The Employee, as a condition to obtaining such payment or reimbursement, shall provide to the Company any and all statements, bills or receipts evidencing the travel or out-of-pocket expenses for which the Employee seeks payment or reimbursement, and any other information or materials reasonably required by such Company policy or as the Company may otherwise from time to time reasonably require.

(b) During the Term the Employee and, to the extent eligible, his dependents, shall be entitled to participate in and receive all benefits under any welfare benefit plans and programs provided by the Company (including without limitation, medical, dental, disability, group life (including accidental death and dismemberment) and business travel insurance plans and programs) applicable generally to the employees of the Company, subject, however, to the generally applicable eligibility and other provisions of the various plans and programs in effect from time to time. If any of the benefits provided in this subsection are materially reduced, Employee has an immediate right to terminate this Agreement.

(c) During the Term the Employee shall be entitled to participate in all retirement plans and programs (including without limitation any profit sharing/401(k) plan) applicable generally to the employees of the Company, subject, however, to generally applicable eligibility and other provisions of the various plans and programs in effect from time to time. In addition, during the Term the Employee shall be entitled to receive fringe benefits and perquisites in accordance with the plans, practices, programs and policies of the Company from time to time in effect, available generally to the executive officers of the Company and consistent with the generally applicable guidelines determined by the Board. If any of the benefits provided in this subsection are materially reduced, Employee has an immediate right to terminate this Agreement.

(d) The Employee shall be entitled to as many vacation days, holidays, sick days and personal days consistent with the Company’s policies for similarly situated employees.

6. Termination.

(a) The Company shall have the right to terminate the Employee’s employment with the Company at any time during the Term with or without “Cause”; provided, that any termination by the Company for Cause shall be communicated by the Company to the Employee in writing indicating the basis for termination. (The effective date of the Employee’s termination of employment with the Company, regardless of the reason, is referred to as the “Date of Termination”.) For purposes of this Agreement, the term “Cause” shall be limited to the following grounds:

(i) The Employee’s persistent failure or refusal to perform his material duties and responsibilities after written notice from the Company (other than any such failure resulting from Employee’s disability or death which are governed by paragraph 7);

(ii) The willful misappropriation by Employee of the funds or property of the Company;

(iii) The commission by the Employee of any willful, reckless or intentional act or act of gross negligence which materially injures the reputation, business or business relationships of the Company, including, without limitation indictment or its equivalent for any crime constituting a felony or involving theft, or dishonesty, but not including any crime relating to any moving traffic violations;

(iv) Habitual use of alcohol interfering with the performance of the Employee’s obligations under this Agreement, or use of illegal drug(s);

(v) Any breach by the Employee (not covered by any of clauses (i) through (iv) and other than in connection with the death or disability of Employee as set forth in paragraph 7) of any material provision of this Agreement, which is not cured by Employee in a reasonably prompt manner after notice from the Company.

Upon the termination of the Employee’s employment with the Company for Cause, the Company shall pay the Employee, subject to appropriate offsets (only as permitted by applicable law) for debts or money due to the Company, including without limitation personal loans to the Employee and travel advances (such permissible offsets, an “Offset”), his salary compensation only through, and any unpaid reimbursable expenses outstanding as of, the Date of Termination. Any benefits to which Employee or his beneficiaries may be entitled under the plans and programs described in paragraphs 5(b) and (c) hereof as of his Date of Termination shall be determined in accordance with the terms of such plans and programs. Except as provided in this subparagraph, in connection with the Employee’s termination by the Company for Cause, the Company shall have no further liability to the Employee or the Employee’s heirs, beneficiaries or estate for damages, compensation, benefits, indemnities or other amounts of whatever nature.

Upon the termination of the Employee’s employment with the Company without Cause (which shall include, but not be limited to, a termination resulting from the Company modifying Employee’s duties and responsibilities without Employee’s written consent or the transfer of the principal location of Employee’s services more than thirty (30) miles from the initial location without Employee’s written consent), the Company shall pay the Employee at the time of such termination as severance pay hereunder, subject to appropriate Offset, an amount equal to eighteen (18) months base salary, as set forth in Paragraph 4(a). Any benefits to which Employee or his beneficiaries may be entitled under the plans and programs described in paragraphs 5(b) and (c) hereof as of his Date of Termination shall be determined in accordance with the terms of such plans and programs. Except as provided in this subparagraph, in connection with the Employee’s termination by the Company without Cause, the Company shall have no further liability to the Employee or the Employee’s heirs, beneficiaries or estate for damages, compensation, benefits, indemnities or other amount of whatever nature.

(b) The Employee shall have the right to terminate his employment with the Company at any time upon thirty (30) days written notice to the Company. In such event, Employee shall not be entitled to any severance pay except as may be determined in the sole discretion of the Company.

7. Disability; Death.

(a) In the event the Employee shall be evaluated by a physician selected by the Employee and a physician selected by the Company as being permanently and totally disabled and unable to perform the essential functions of his duties hereunder by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever) in substantially the manner and to the extent performed prior to the commencement of such disability (all such causes being referred to as “disability’) and the Employee shall fail to perform such duties for periods aggregating ninety (90) days (inclusive of non-business days), whether or not continuous, in any continuous period of one hundred and eighty (180) days, the Company shall have the right to terminate the Employee’s employment hereunder as at the end of any calendar month during the continuance of such disability upon at least ten (10) days prior written notice to him. In the event of termination under this paragraph 7(a), the Employee shall be entitled to receive when otherwise payable, subject to any Offsets, all salary compensation earned but unpaid as of the Date of Termination and any unpaid reimbursable expenses outstanding as of such date; and any benefits to which the Employee or his beneficiaries may be entitled under the plans and programs described in paragraphs 5(b) and (c) hereof as of such Date of Termination shall be determined in accordance with the terms of such plans and programs. Nothing contained herein is intended to nullify or diminish the Employee’s rights under, and this paragraph 7(a) is subject to, the Americans with Disabilities Act of 1990 and the Family and Medical Leave Act of 1993, as such Acts may be amended from time to time.

(b) The employment of the Employee with the Company shall terminate on the date of the Employee’s death and in such event the Employee’s estate shall be entitled to receive when otherwise payable, subject to any Offsets, all salary compensation earned but unpaid as of the date of his death and any unpaid reimbursable expenses outstanding as of such date. In the event of the Employee’s death, any benefits to which the Employee or his beneficiaries may be entitled under the plans and programs described in paragraphs 5(b) and (c) hereof shall be determined in accordance with the terms of such plans and programs.

(c) Except as provided in paragraphs 7(a) and (b) hereof, in the event of the Employee’s termination due to disability or death, the Company shall have no further liability to the Employee or the Employee’s heirs, beneficiaries or estate for damages, compensation, benefits, indemnities or other amounts of whatever nature.

8. Non-Competition.

(a) The Employee agrees that his services to the Company are of a special, unique, extraordinary and intellectual character, and his position with the Company places him in a position of confidence and trust with the employees and customers of the Company and its affiliates. Consequently, the Employee agrees that it is reasonable and necessary for the protection of the goodwill, intellectual property, trade secrets, designs, proprietary information and business of the Company that the Employee make the covenants contained herein (collectively the “Noncompete Covenants”). Accordingly, the Employee agrees that, during the period of the Employee’s employment hereunder and for the period of: (a) one (1) year immediately following the expiration of this Agreement or the termination of his employment hereunder for cause under Paragraph 6(a) of this Agreement; or (b) the remainder of the Initial Term of this Agreement plus one (1) year upon the voluntary termination of this Agreement by Employee pursuant to Paragraph 6(b), he shall not, directly or indirectly:

(i) own, operate, manage or be employed by or affiliated with any person or entity that engages in any business then being engaged in by the Company or its subsidiaries or affiliates in the geographic area in which the Company conducts its business at the time of such termination (collectively, the “Integrated Companies”); or

(ii) attempt in any manner to solicit from any customer or supplier of the Integrated Companies, business of the type performed for or by the Integrated Companies or persuade any customer or supplier of the Integrated Companies to cease to do business or to reduce the amount of business which any such customer or supplier has customarily done with the Integrated Companies, whether or not the relationship between the Integrated Companies and such customer or supplier was originally established in whole or in part through his efforts; or

(iii) employ as an employee or retain as a consultant, or persuade or attempt to persuade any person who is at the Date of Termination or at any time during the preceding year was an employee of or exclusive consultant to the Integrated Companies to leave the Integrated Companies or to become employed as an employee or retained as a consultant by anyone other than the Integrated Companies.

(iv) (whether alone or as a partner or joint venturer with any other person or entity, or as a shareholder, employee, consultant or agent of any corporation or company or as a trustee of any trust):

(a)	employ or retain any individual who is or was an employee or officer of the Integrated Companies during the twelve (12) month period immediately preceding the date hereof; or

(b)	contact, solicit or assist in the solicitation of any individual described in subparagraph (a) above for the purpose of employing him or obtaining his services for hire or otherwise causing him to leave his employment or engagement with the Company.

As used in this paragraph 8, the term: “customer” and “supplier” shall mean any person or entity that is a customer or supplier of the Integrated Companies at the Date of Termination, or at any time during the preceding year was a customer or supplier of the Integrated Companies, or if the Employee’s employment shall not have terminated, at the time of the alleged prohibited conduct.

(b) As consideration for the Noncompete Covenants, the Company shall pay the Employee seventy five percent (75%) of both the Employee’s annual base salary as set forth in Paragraph 4(a) hereof and the Employee’s bonus as set forth in Paragraph 4(c) hereof, which shall be an average of those bonuses paid, if any, during the period of the Employee’s employment hereunder. The total amount of this consideration shall be divided by twelve (12) and paid to the Employee on the first day of every month for the duration of the Noncompete Covenants.

9. Confidential Information. The Employee recognizes that it is in the legitimate business interest of the Integrated Companies to restrict his disclosure or use of Trade Secrets and Confidential Information relating to the Integrated Companies for any purpose other than in connection with the performance of his duties to the Integrated Companies, and to limit any potential appropriation of such Trade Secrets and Confidential Information by Employee. Employee therefore agrees that all Trade Secrets and Confidential Information relating to the Integrated Companies heretofore or in the future obtained by Employee shall be considered confidential and the proprietary information of the Integrated Companies. During the Employment Period Employee shall not use or disclose, or authorize any other person or entity to use or disclose, any Trade Secrets or other Confidential Information, other than as necessary to further the business objectives of the Integrated Companies in accordance with the terms of his employment hereunder. The term “Trade Secrets or other Confidential Information” includes, by way of example and without limitation, matters of a technical nature, such as scientific, trade and engineering secrets, “know-how”, formulas, secret processes, drawings, works of authorship, machines, inventions, computer programs (including documentation of such programs), services, materials, patent applications, new product plans, other plans, technical information, technical improvements, techniques, specifications, and test data, progress reports and research projects, and matters of a business nature, such as business plans, prospects, financial information, proprietary information about costs, profits, markets, sales, lists of customers and suppliers of the Integrated Companies, procurement and promotional information, credit and financial data concerning customers or suppliers of the Integrated Companies, information relating to the management, operation and planning of the Integrated Companies, and other information of a similar nature to the extent not available to the public, and plans for future development. After termination of Employee’s employment with the Integrated Companies, for any reason, Employee shall not use or disclose Trade Secrets or other Confidential Information at any time in perpetuity.

10. Return of Documents and Property. Upon the termination of Employee’s employment with the Integrated Companies, or at any time upon the request of the Integrated Companies, Employee (or his heirs or personal representatives) shall deliver to the Integrated Companies (a) all documents and materials (including, without limitation, computer files) containing Trade Secrets or other Confidential Information relating to the business and affairs of the Integrated Companies, and (b) all documents, materials and other property (including, without limitation, computer files) belonging to the Integrated Companies, which in either case are in the possession or under the control of Employee (or his heirs or personal representatives).

11. Discoveries and Works. All Discoveries and Works made or conceived by Employee during his employment by the Integrated Companies, jointly or with others, that relate to the present or anticipated activities of the Integrated Companies, or are used or usable by the Integrated Companies shall be owned by the Integrated Companies. The term “Discoveries and Works” includes, by way of example but without limitation, intellectual property, Trade Secrets or other Confidential Information, patents and patent applications, trademarks and trademark registrations and applications, service marks and service mark registrations and applications, trade names, copyrights and copyright registrations and applications. Employee shall (a) promptly notify, make full disclosure to, and execute and deliver any documents requested by, the Integrated Companies, to evidence or better assure title to Discoveries and Works in the Integrated Companies, as so requested, (b) renounce any and all claims, including but not limited to claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by the Integrated Companies, (c) assist the Integrated Companies in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all Discoveries and Works, and (d) promptly execute, whether during his employment with the Integrated Companies or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Integrated Companies and to protect the title of the Integrated Companies thereto, including but not limited to assignments of such patents and other rights. Any Discoveries and Works which, within six months after the termination of Employee’s employment with the Integrated Companies, are made, disclosed, reduced to a tangible or written form or description, or are reduced to practice by Employee and which pertain to the business carried on or products or services being sold or developed by the Integrated Companies at the time of such termination shall, as between Employee and, the Integrated Companies, be presumed to have been made during Employee’s employment by the Integrated Companies. Employee acknowledges that all Discoveries and Works shall be deemed “works made for hire” under the Copyright Act of 1976, as amended.

12. Equitable Remedies. If the Employee commits a breach or threatens to commit a breach of any of the provisions of paragraphs 8, 9, 10 or 11 hereof, the Company shall have the right to have the provisions of this Agreement specifically enforced by any court having jurisdiction without being required to post bond or other security and without having to prove the inadequacy of any other available remedies, it being acknowledged and agreed that any such breach will cause irreparable injury to the Integrated Companies and that money damages will not provide an adequate remedy to the Company or the Integrated Companies. In addition, the Company may take all such other actions and seek such other remedies available to it in law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach. The parties acknowledge that the type and periods of restrictions imposed in the provisions of paragraphs 8, 9, 10 and 11 hereof are fair and reasonable and are reasonably required for the protection of the Integrated Companies and the goodwill associated with the business of the Integrated Companies; and that the time, scope, geographic area and other provisions of paragraphs 8, 9, 10 and 11 have been specifically negotiated by sophisticated parties and accordingly it is reasonable that the restrictive covenants set forth herein are not limited by narrow geographic area. If any of the covenants in paragraphs 8, 9, 10 or 11 hereof, or any part thereof, is hereafter construed to be invalid or unenforceable, it is the intention of the parties that the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions. If any of the covenants contained in paragraphs 8, 9, 10 or 11 or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination should reduce the duration and/or areas of such provision such that, in its reduced form, said provision shall then be enforceable. The parties intend to and hereby confer jurisdiction to enforce the covenants contained in paragraphs 8, 9, 10 or 11 upon the courts of any jurisdiction within the geographical scope of such covenants. In the event that the courts of any one or more of such jurisdictions shall hold such covenants wholly unenforceable by reason of the breadth of such time, scope or geographic area, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

13. Enforceability. The failure of either party at any time to require performance by the other party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, nor shall it affect any other party’s right to enforce the same, or to enforce any of the other provisions in this Agreement; nor shall the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself.

14. Assignment. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be sold, transferred, assigned, pledged or hypothecated by either party hereto without the prior written consent of the other party; provided, the Company may assign its rights and obligations under the Agreement without written consent in connection with the sale or other transfer of all or substantially all of the Company’s business (whether by way of sale of stock, assets, merger or otherwise) following which sale or transfer the current equity owners shall continue to have voting control of the Company.

15. Severability. In the event any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

16. Life Insurance. The Employee agrees that the Company shall have the right to obtain life insurance on the Employee’s life, at the Company’s sole expense and with the Company as the sole beneficiary thereof to that end, the Employee shall (a) cooperate fully with the Company in obtaining such life insurance, (b) sign any necessary consents, applications and other related forms or documents and (c) take any reasonably required medical examinations.

17. Notice. Any notice, request, instrument or other document to be given under this Agreement by either party hereto to the other shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand, (b) three (3) days after the date of deposit in the mails, postage prepaid, if mailed by certified or registered mail, or (c) on the next business day, if sent by a prepaid overnight courier service, and in each case addressed as follows:

If to the Employee:	Thomas P. Clinton
264 Double Eagle Court
Taylors, South Carolina 29687

If to the Company:	Computer Software Innovations, Inc.
1661 East Main Street, Suite A
Easley, South Carolina 29642
Attention: Nancy K. Hedrick, Chief Executive Officer

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner herein provided for giving notice.

18. No Conflict. The Employee represents and warrants that he is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent him from entering into this Agreement or which would be breached by the Employee upon the performance of his duties pursuant to this Agreement.

19. Miscellaneous.

(a) The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

(b) The Company may withhold from any amount payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to applicable law or regulation.

(c) This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina without regard to the conflict of law principles thereof. Any action arising out of the breach or threatened breach of this Agreement shall be commenced in a state court of the State of South Carolina and each of the parties hereby submits to the jurisdiction of such courts for the purpose of enforcing this Agreement.

(d) This Agreement represents the entire agreement between the Company and the Employee with respect to the subject matter hereof, and all prior agreements relating to the employment of the Employee, written or oral, are nullified and superseded hereby.

(e) This Agreement may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by both parties to this Agreement, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought.

(f) As used in this Agreement, any gender includes a reference to all other genders and the singular includes a reference to the plural and vice versa.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPUTER SOFTWARE INNOVATIONS, INC.

By:	/s/ Nancy K. Hedrick
Name:	Nancy K. Hedrick
Title:	Chief Executive Officer

EMPLOYEE

/s/ Thomas P. Clinton
Thomas P. Clinton

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